Gabelli ETFs Trust N-14

Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Gabelli ETFs Trust of our report dated November 25, 2025, relating to the financial statements and financial highlights of Gabelli Media Mogul Fund, which appears in Gabelli Innovations Trust’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 16, 2025